Exhibit 10.1

Amendment To

2020 Senior Executive Team

Market Stock Unit Award Agreement

NCR Corporation 2017 Stock Incentive Plan

WHEREAS, NCR Corporation (“NCR”) and                      (“you”) are parties to a 2020 Senior Executive Team Market Stock Unit Award Agreement (the “Agreement”);

WHEREAS, you and NCR wish to amend the Agreement to reflect a modification to certain performance and vesting terms of the Agreement and to make certain conforming changes thereto.

NOW, THEREFORE, the Agreement is hereby amended as follows, effective as of the Grant Date (as defined in the Agreement):

1.    Section 1 of the Agreement is amended to read as follows:

Grant of Stock Units. Subject to potential adjustment as set forth in Section 2 and further subject to the other terms and conditions of this Agreement, 100% of the number of Stock Units determined under Section 2 (the “Earned Units”) will become vested and non-forfeitable on December 15, 2022 (the “Vesting Date”), provided that (i) the Compensation and Human Resource Committee of the NCR Board of Directors (the “Committee”) has certified the applicable Common Stock price performance of NCR Corporation (“NCR” or “Company”) for the period from July 1, 2020 through December 15, 2022 (the “Performance Period”) and the percentage of Stock Units, if any, deemed earned and eligible for vesting hereunder, and (ii) you are continuously employed by an Employer through and until the Vesting Date. The Stock Units are referred to in this Agreement as “Vested” at the time they become vested and non-forfeitable pursuant to this Section or Section 2 or Section 4 below.

2.    The treatment for “Death or Disability” in Section 4 of the Agreement is amended to read as follows:

Vesting: Your unvested Stock Units will become fully Vested on the later of January 1, 2022 or your Termination Date (the later of which shall be the “Vesting Date” for purposes of Section 3 in such event) in an amount equal to the Earned Units as determined under Section 2, provided that, in either event, (i) the Performance Period shall be the period from July 1, 2020 through December 31, 2021 and (ii) the “Ending Closing Price” shall mean the closing market price of one share of Common Stock reported on the New York Stock Exchange on December 31, 2021.

3.    The treatment for “Retirement or Involuntary Termination (other than for Cause)” in Section 4 of the Agreement is amended to read as follows:

Vesting: Your unvested Stock Units will become fully Vested on the Vesting Date (or, if the Termination Date is prior to January 1, 2022, on January 1, 2022, which shall be the “Vesting Date” for purposes of Section 3 in such event), in an amount equal to the Earned Units as determined under Section 2, provided that, if the Termination Date is prior to January 1, 2022, (i) the Performance Period in that event shall be the period from July 1, 2020 through December 31, 2021 and (ii) the “Ending Closing Price” shall mean the closing market price of one share of Common Stock reported on the New York Stock Exchange on December 31, 2021.

4.    Each reference in the Agreement to “applicable Vesting Date”, “a Vesting Date” or “first Vesting Date” is amended to refer to “the Vesting Date”.

5.    The following definition in Section 4 of the Agreement is amended to read as follows:

“Ending Closing Price” means, except as otherwise provided in this Section 4, the closing market price of one share of Common Stock reported on the New York Stock Exchange on December 15, 2022.

6.    Except as specifically modified hereby, the Agreement will continue in effect in accordance with its terms.

IN WITNESS WHEREOF, NCR and you have executed this Amendment as of August     , 2021.

NCR CORPORATION:	GRANTEE:

Name:	[Name]
Title:

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